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                                                                    EXHIBIT 10.6




                             DATA SERVICES AGREEMENT

                                     between

                        THE DUN & BRADSTREET CORPORATION

                                       and

                             THE NEW D&B CORPORATION

                          Dated as of _______ __, 2000


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                  DATA SERVICES AGREEMENT (this "Agreement"), dated as of
________ __, 2000 (the "Agreement Date"), by and between THE DUN & BRADSTREET CORPORATION (the "Corporation") and THE NEW D&B CORPORATION ("New D&B").

                              W I T N E S S E T H:

                  WHEREAS, the Board of Directors of the Corporation has determined that it is appropriate, desirable and in the best interests of the Corporation and its businesses, as well as the holders of shares of common stock, par value $0.01 per share, of the Corporation ("Corporation Common Stock"), to take certain steps to reorganize Corporation's subsidiaries and businesses and then to distribute to the holders of the Corporation Common Stock all the outstanding shares of common stock of New D&B (the "Distribution");

                  WHEREAS, prior to the Distribution Date, Dun & Bradstreet, Inc. ("Service Provider") a subsidiary of New D&B, has provided and Moody's Investors Service, Inc. ("Recipient"), a subsidiary of the Corporation, has purchased, pursuant to various written and oral agreements, the Data Processing Services described in this Agreement; and

                  WHEREAS, in order to facilitate the orderly continuation of Recipient's business for a transitional period after the Distribution Date, New D&B, on behalf of Service Provider, has agreed to provide to Recipient, and the Corporation, on behalf of Recipient, has agreed to purchase from Service Provider, the Data Processing Services described in this Agreement.

                  NOW, THEREFORE, in consideration of the agreements as set forth below, it is agreed as follows:

                    ARTICLE 1. DEFINITIONS AND CONSTRUCTION

                  1.1 Definitions. The following defined terms shall have the meanings specified below:

                           (1)      "Agreement" shall have the meaning set forth
in the Heading.

                           (2)      "Agreement Date" shall have the meaning set
forth in the Heading.

                           (3)      "Alternative Provider" shall mean any
alternative external service provider selected by Recipient for the provision of services similar to the Data Processing Services following the expiration or termination of this Agreement.

                           (4)      "Corporation" shall have the meaning set
forth in the preamble.

                           (5)      "Data Center" shall mean Service Provider's
data center located at Berkeley Heights, New Jersey and any successor location.

                           (6)      "Data Processing Services" shall mean the
data processing services described in Schedule A.

                           (7)      "Distribution" shall have the meaning set
forth in the Recitals.

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                           (8)      "Distribution Agreement" shall mean the
Distribution Agreement, dated as of __________ __, 2000, between the Corporation and New D&B.

                           (9)      "Distribution Date" shall mean the date on
which the Distribution is made under the Distribution Agreement.

                           (10)     "Fees" shall mean those charges for the Data
Processing Services set forth in Schedule B.

                           (11)     "New D&B" shall have the meaning set forth
in the preamble.

                           (12)     "Recipient" shall have the meaning set forth
in the Recitals.

                           (13)     "Party" shall mean either the Corporation or
New D&B.

                           (14)     "Recipient Data" shall mean all data or
information supplied by Recipient to Service Provider for processing or transmission in connection with the Data Processing Services.

                           (15)     "Recipient Hardware" shall mean the hardware
described on schedule A and related documentation owned or leased by Recipient and housed at the Data Center on which is installed the Recipient Software.

                           (16)     "Recipient Software" shall mean the software
and related documentation owned or licensed by Recipient which is installed on the Recipient Hardware.

                           (17)     "Service Provider" shall have the meaning
set forth in the Recitals.

                           (18)     "Term" shall have the meaning set forth in
Article 2.

                  1.2 References. In this Agreement and the Schedules to this
Agreement:

                           (1)      the Schedules to this Agreement shall be
incorporated in and deemed part of this Agreement and all references to this Agreement shall include the Schedules to this Agreement; and

                           (2)      references to the word "including" or the
phrase "e.g." in this Agreement shall mean "including, without limitation".

                  1.3 Headings. The article and section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

                  1.4 Interpretation of Documents. In the event of a conflict between this Agreement and the terms of any of the Schedules, the terms of this Agreement shall prevail.


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                          ARTICLE 2. TERM OF AGREEMENT

                  The term of this Agreement shall commence on the Distribution Date and shall continue until 12:00 midnight (Eastern Standard Time) on December 31, 2002 (the "Term"), unless earlier terminated pursuant to Article 13 hereof.

                              ARTICLE 3. SERVICES

                  Service Provider shall provide to Recipient, and Recipient shall purchase from Service Provider, the Data Processing Services described in Schedule A. The Data Processing Services shall be of substantially the same type and shall be provided with substantially the same degree of care and diligence as such services had been provided to Recipient during the period prior to the Distribution Date. The Data Processing Services shall be provided at the levels of service set forth in Schedule A. Recipient shall house the Recipient Software and Recipient Hardware at the Data Center during the Term.

                        ARTICLE 4. RECIPIENT OBLIGATIONS

                  4.1 Recipient Software and Recipient Hardware. With respect to the Recipient Software and Recipient Hardware, Recipient shall maintain the Recipient Software and Recipient Hardware and operational features at the same level that was provided immediately prior to the Distribution Date, and shall receive maintenance services from those third party service providers that provided maintenance services to Recipient immediately prior to the Distribution Date.

                        4.2 Generally. Recipient shall:

                           (1)      comply with any reasonable instructions
provided by Service Provider that are necessary for Service Provider to adequately provide the Data Processing Services;

                           (2)      comply with all standards and procedures
applicable to the Data Center;

                           (3)      promptly report any operational or system
problem to Service Provider;

                           (4)      maintain a business recovery plan detailing
the requirements of Recipient in the event of the occurrence of a disaster affecting the Data Processing Services and periodically test such plan.

                  4.3 Associated Equipment. Recipient shall maintain and be responsible for all costs (including personnel, maintenance and repair) associated with communications equipment (including terminals, communications hardware, modems and telephone lines) necessary to provide the Data Processing Services or to transmit the Recipient Data for processing at the Data Center.


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                  4.4 Security. Recipient shall ensure that user accounts shall only be used by the person for whom such account was created or other authorized personnel. Recipient shall promptly inform Service Provider of any individual who is no longer authorized to use the Data Processing Services.

                         ARTICLE 5. PROPRIETARY RIGHTS

                  Recipient shall grant a non-exclusive, nontransferable, royalty-free right for Service Provider, solely in connection with providing the Data Processing Services, to have access to and operate the Recipient Software and the Recipient Hardware to allow Service Provider to perform the Data Processing Services. Recipient represents and warrants that it has obtained or will obtain all consents or approvals necessary in connection with Service Provider's use of the Recipient Software and Recipient Hardware.

                                ARTICLE 6. DATA

                  6.1 Form of Data. All data submitted by Recipient to Service Provider in connection with the Data Processing Services shall be in the form substantially similar to that submitted before the Distribution Date, unless otherwise agreed to in writing by the parties.

                  6.2 Ownership of Data. The Recipient Data is and shall remain the property of Recipient or its customers.

                  6.3 Ownership of Media. All media upon which Recipient Data is stored is and shall remain the property of Recipient. In the event additional media is needed, it shall be obtained by Recipient, and be the property of Recipient or its lessor.

                                ARTICLE 7. FEES

                  7.1 Fees. Recipient shall pay to Service Provider the fees set forth in Schedule B in respect of each of the Data Processing Services.

                  7.2 Time of Payment. The Fees shall be paid by Recipient monthly in arrears on or before the first business day immediately following the end of each whole or partial calendar month of the Term.

                  7.3 Additional Data Processing Services. In the event that Recipient believes that its use of a Data Processing Service will increase above that set forth in Schedule A for such Data Processing Service, then Recipient shall notify Service Provider of the need for such an increase. Service Provider shall then determine whether any additional Fees will be charged for such additional Data Processing Service. In the event that the parties agree that such additional Data Processing Service shall be provided, then, in the event that additional hardware or software is required, (1) Recipient shall acquire, and provide to Service Provider, such additional hardware or software (and the right for Service Provider to use same to provide the Data Processing Services) and Recipient shall pay to the supplier or third party lessor or licensor, as may be applicable, the purchase or lease fees in respect of such additional hardware or software and (2) Service Provider shall implement the agreed-upon increase to the Fees.


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                  7.4 Taxes. Recipient shall pay any value-added tax and any tariff, duty, export or import fee, sales tax, use tax, service tax or other tax or charge subsequently imposed by any government or government agency on Recipient or Service Provider with respect to the Data Processing Services or the execution or performance of this Agreement.

                  7.5 Late Payments. Any undisputed fees or payments owing to Service Provider pursuant to this Agreement that are not paid when due (other than as a result of a delay directly caused by Service Provider or its affiliates) shall bear interest at the rate of one and one-half (1 -1/2) percent per month, but in no event to exceed the highest lawful rate of interest, calculated from the date such amount was due until the date payment is received by Service Provider.

                           ARTICLE 8. CONFIDENTIALITY

                  Each of the Parties shall not use or permit the use of (without the prior consent of the other) and shall keep, and shall cause its consultants and advisors to keep, confidential all information concerning the other Party in its possession, its custody or under its control (except to the extent that (1) such information has been in the public domain through no fault of such Party or (2) such information has been later lawfully acquired from other sources by such Party or (3) this Agreement or any other agreement entered into pursuant to this Agreement permits the use or disclosure of such information) to the extent such information (a) relates to the period up to the Distribution Date or (b) is obtained in the course of providing or receiving the Data Processing Services pursuant to this Agreement, and each Party shall not (without the prior consent of the other) otherwise release or disclose such information to any other person, except such Party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such Party has used commercially reasonable efforts to consult with the other Party prior to such disclosure.

                              ARTICLE 9. INDEMNITY

                  Recipient shall indemnify and hold harmless Service Provider in respect of all claims, costs, expenses, damages and liabilities (including reasonable attorneys' fees) arising from any claim by a third party licensor that (a) the Recipient Software or Recipient Hardware infringes such third party's proprietary rights or otherwise for a breach of Section 5.1 and (b) the Service Provider does not have the right to use the Recipient Software or Recipient Hardware as contemplated by this Agreement.

               ARTICLE 10. DISCLAIMER AND LIMITATION OF LIABILITY

                  10.1 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE DATA PROCESSING SERVICES AND THE RECIPIENT SOFTWARE, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  10.2 Limitation of Liability. Neither of the parties shall be liable to the other (or any claiming under or through the other) for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for


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any third party claims relating to the Data Processing Services or a Party's performance under this Agreement regardless of the form of action (including negligence). Except as may arise as a result of a Party's gross negligence or willful misconduct, and as set forth in Section 10 above, each Party's liability for direct damages arising in connection with its performance or failure to perform under this Agreement shall in no event exceed three (3) months' Fees hereunder.

                  10.3 Acknowledgement. Recipient acknowledges that Recipient has licensed, purchased or selected the Recipient Software and the Recipient Hardware upon which such software is installed to be used by Service Provider in the provision of the Data Processing Services and has directed Service Provider to use same. Service Provider shall have no obligation to determine whether or not the Recipient Software and the Recipient Hardware upon which such software is installed is adequate for Recipient's purposes.

                  10.4 Relief From Obligations. Service Provider shall be relieved of its obligations under this Agreement to the extent that its ability to perform is limited, hindered or disrupted by the acts or omissions of Recipient, including Recipient's failure to perform its obligations under this Agreement in a prompt and timely manner.

                         ARTICLE 11. DISPUTE RESOLUTION

                  11.1 Procedure. Any disputes arising out of or in connection with this Agreement shall be settled in accordance with the dispute resolution mechanisms set forth in Article VI and Section 8.17 of the Distribution Agreement.

                  11.2 Continuity of Services and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide the Data Processing Services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article 11 with respect to all matters not subject to such dispute, controversy or claim.

                  ARTICLE 12. CONTINUED PROVISION OF SERVICES

                  12.1 Force Majeure. Service Provider shall not be in default of its obligations hereunder for any delays or failure in performance resulting from any cause or circumstance beyond the reasonable control of Service Provider, provided that Service Provider exercises commercially reasonable efforts to perform its obligations in a timely manner. If any such occurrence prevents Service Provider from providing any of the Data Processing Services, Service Provider shall cooperate with Recipient in obtaining, at Recipient's sole expense, an alternative source for the affected Data Processing Services, and Recipient shall be released from any payment obligation to Service Provider in respect of such Data Processing Services during the period of such force majeure.

                  12.2 Disaster Recovery. Recipient shall maintain a disaster recovery coverage plan, including coverage for the Data Processing Services. Upon the occurrence of a disaster affecting the Data Processing Services, Service Provider shall assist Recipient in the implementation of the disaster recovery procedures and Recipient shall be responsible for all fees incurred by Service Provider in connection with implementing such procedures. Recipient shall


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provide Service Provider with a copy of the plan at the beginning of each contract year and promptly after each change thereto.

                            ARTICLE 13. TERMINATION

                  13.1 For Convenience. Recipient may terminate this Agreement at any time after April 1, 2002 upon one hundred eighty (180) days' notice to Service Provider, which notice may be given at any time on or after October 1, 2001.

                  13.2 Other. (a) New D&B may terminate this Agreement as set forth in Section 15.16 hereof.

                  (b) The Corporation may terminate this Agreement as set forth in Section 15.17 hereof.

                  ARTICLE 14. TERMINATION ASSISTANCE SERVICES

                  Upon the expiration of this Agreement or the effective date of termination of this Agreement, Service Provider shall have no further obligation to provide the Data Processing Services to Recipient and for a period of up to
(a) sixty (60) days prior to the expiration or the effective date of termination of this Agreement and (b) thirty (30) days following the expiration or the effective date of termination of this Agreement, Service Provider shall use reasonable efforts to cooperate, at Recipient's expense, with (i) the Alternative Provider or (ii) Recipient, in connection with the transfer of the Data Processing Services, the Recipient Data, the Recipient Software and the Recipient Hardware, from Service Provider to the facilities of (x) the Alternative Provider or (y) Recipient, as requested by Recipient.

                      ARTICLE 15. MISCELLANEOUS PROVISIONS

                  15.1 No Waivers. No failure on the part of either Party to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise by a Party of any right or remedy hereunder preclude any other right or remedy or further exercise thereof or the exercise of any other right.

                  15.2 Consents, Approvals and Requests. Unless otherwise specified in this Agreement, all consents and approvals, acceptances or similar actions to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

                  15.3 Partial Invalidity. In the event any of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

                  15.4 Notices. All notices, designations, approvals, consents, requests, acceptances, rejections or other communications required or permitted by this Agreement shall be in writing and shall be sent via telecopy to the telecopy number specified below. A copy of any such notice shall also be sent by registered express air mail on the date such notice is transmitted by telecopy to the address specified below:


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                  If to New D&B or the Service Provider:

                           The Dun & Bradstreet Corporation
                           One Diamond Hill Road
                           Murray Hill, New Jersey 07974
                           Telecopy No.:  (908) 665-1409
                           Attention:  Chief Legal Counsel

                  If to the Corporation or the Recipient:

                           Moody's Investors Service, Inc.
                           99 Church Street
                           New York, NY  10007
                           Telecopy No.:  (212) 553-0084
                           Attention:  Chief Legal Counsel

Any Party may at any time, by notice to the other Party transmitted or sent in the manner described above, change the address or telecopy number to which communications to it are to be sent.

                  15.5 Relationship. The performance by Service Provider of its duties and obligations under this Agreement shall be that of an independent contractor and nothing herein contained shall create or imply an agency relationship between the Parties, nor shall this Agreement be deemed to constitute a joint venture or partnership between the Parties.

                  15.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

                  15.7 Covenant of Further Assurances. The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of the Parties will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate this Agreement.

                  15.8 Assignment. This Agreement may not be assigned by either Party, other than to an affiliate of such Party or pursuant to a corporate reorganization or merger, without the consent of the other Party. Any assignment in contravention of this Section 15.8 shall be void.

                  15.9 Entire Understanding. This Agreement represents the entire understanding of the Parties with respect to the Data Processing Services and supersedes all previous writings, correspondence and memoranda with respect thereto, and no representations, warranties, agreements or covenants, express or implied, of any kind or character whatsoever with respect to such subject matter have been made by either Party to the other, except as expressly set forth herein.


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                  15.10 Successors. Subject to the restrictions on assignment set forth in Section 16.8, this Agreement shall be binding upon and inure to the benefit of an be enforceable against the Parties hereto and their respective successors and assigns.

                  15.11 Amendments. This Agreement can be modified or amended only by a written amendment executed by both Parties.

                  15.12 Survival. The provisions of Article 5, Article 8,
Article 9, Article 10, Article 11, Article 14, Section 6.2, Section 6.3, Section 13.2, Section 15.6, this Section 15.12 and Section 15.15 shall survive termination of this Agreement.

                  15.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  15.14 Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than Recipient and Service Provider.

                  15.15 Good Faith and Fair Dealing. Each Party hereby agrees that its performance of all obligations and exercise of all rights under this Agreement shall be governed by the fundamental principles of good faith and fair dealing.

                  15.16 Subcontractors and Outsourcing. Except as set forth herein, Service Provider shall have the right to subcontract or outsource any of its obligations hereunder, provided that the Corporation consents to such subcontracting or outsourcing, which consent shall not be unreasonably withheld. The Corporation shall respond to any such request by Service Provider within thirty (30) days of receipt of such request. In the event that the Corporation does not consent to such request, then New D&B shall have the right to terminate this Agreement on one hundred fifty (150) days' written notice; provided that in no event shall such termination be effective prior to June 30, 2001. Corporation's failure to respond to such request within the time period set forth above shall be deemed to indicate Corporation's consent to such request.

                  15.17 Relocation of Data Center. In the event that Service Provider desires to relocate the Data Center from its current location at 100 Locust Avenue, Berkeley Heights, New Jersey, Service Provider shall give written notice thereof to Corporation. The Corporation shall have the right to terminate this Agreement on one hundred fifty (150) days' written notice given within thirty (30) days of receipt of the aforementioned notice from D&B.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       THE DUN & BRADSTREET CORPORATION


                                       By:  __________________________________
                                            Name:
                                            Title:


                                       THE NEW D&B CORPORATION


                                       By:  __________________________________
                                            Name:
                                            Title: